Exhibit 4.3

NUMBER PB-0 SHARES See Reverse for Certain Definitions Incorporated under the laws of the State of New York LUCID, INC. Series B Preferred Stock SPECIMEN This is to certify that is the owner of Fully Paid and Non-Assessable Shares of Series B Preferred Stock of LUCID, INC. transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed. Witness, the seal of the Corporation and the signatures of its duly authorized officers. Dated Secretary President CORPKIT, NEW YORK